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Exhibit 8.3

FORM OF OPINION
TO BE DELIVERED TO PLAINS AT CLOSING

[Vinson & Elkins L.L.P. Letterhead]

[                 ], 2006

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Re:
Merger of Pacific Energy Partners, L.P. with and into Plains All American Pipeline, L.P.

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the merger (the "Merger") contemplated by the Merger Agreement, dated as of June 11, 2006, as amended (the "Merger Agreement"), by and among Plains All American Pipeline, L.P., a Delaware limited partnership ("Plains"), Plains AAP, L.P., Plains All American GP, LLC, Pacific Energy Partners, L.P. ("Pacific"), Pacific Energy Management LLC and Pacific Energy GP, LP. In connection with the Merger, you have requested our opinion as to certain federal income tax matters relating to Plains and it unitholders.

        In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement, (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (iii) representations made by you with respect to certain factual matters (including the representations set forth in letters from Plains and Pacific dated [                        ]) and (iv) financial information provided to us by Plains and Pacific.

        Based on the forgoing, we are of the opinion that for United States federal income tax purposes (i) none of Plains, its general partner or its subsidiaries will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")), (ii) no gain or loss will be recognized by Plains unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code) and (iii) 90% of the combined gross income of Pacific and Plains for the most recent four complete calendar quarters ending before the closing date of the Merger for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        Our opinion is based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

        We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code that also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

Circular 230 Notice

        To ensure compliance with IRS Circular 230, we are required to advise you that: (a) this opinion is not intended or written to be relied upon, and cannot be relied upon, by Plains, Pacific or their respective unitholders for the purpose of avoiding penalties that may be imposed under the Code; (b) this opinion was written in connection with the Merger and the receipt of this opinion is a condition to the closing of the Merger; and (c) each person, other than Plains, should seek advice based on their particular circumstances from an independent tax advisor.

                      Very truly yours,

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FORM OF OPINION TO BE DELIVERED TO PLAINS AT CLOSING